Exhibit 99
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2006 was a great year for First Mid-Illinois Bancshares, Inc. We grew our financial assets and our customer base, increased revenues in each of our three business lines (banking, wealth management, and insurance), and increased market share in our fastest growing communities. This was accomplished during one of the more challenging competitive and interest rate environments the banking sector has experienced in many years.

Our financial results were strong with net income increasing to $10,009,000 and diluted earnings per share growing to $2.27. These amounts compare well to 2005 net income of $9,807,000 and diluted earnings per share of $2.16. Our financial performance allowed us to increase our common share dividends to $.52 per share in 2006 from $.50 per share in 2005.

Net interest income, trust revenue, brokerage commissions, insurance commissions, and service charge revenue all had meaningful increases in 2006 and helped lead to our growth in earnings. Also contributing to our growth during the year was our acquisition of Peoples State Bank of Mansfield. The 2006 consolidated financial statements include the results of Peoples since the acquisition date of May 1, 2006. I am pleased to report that the acquisition and integration went well and that Peoples provided a positive contribution to earnings in 2006.

Net interest income is our largest source of revenue and increased by $1.9 million to $30,844,000 in 2006. This increase is the result of growth coming from the Peoples acquisition as well as organic growth. Loan balances increased to $724 million at year-end as compared to $638 million on December 31, 2005 with $55 million in loan balances added from the Peoples acquisition and also growth in commercial real estate loans. Deposit balances at year-end were $771 million compared to $649 million on December 31, 2005 with $114 million added from the Peoples acquisition. The growth occurred during a period of intense competition for loans and deposits and a challenging interest rate environment. Short-term interest rates remain higher than intermediate and long-term rates and has led to greater funding costs for many financial institutions. This has led to a contraction of the net interest margin. Our net interest margin for 2006 was 3.50% as compared to 3.70% for 2005.

Non-interest income increased to $13,380,000 in 2006 as compared to $12,518,000 in 2005. Service charge income grew with the increase in deposit balances. In addition, trust revenues increased as a result of the growth in trust assets due to market value increases and from new customers. In total, trust assets ended the year at $432 million as compared to $402 million at the end of 2005. Brokerage revenues and insurance commissions also increased during 2006 whereas revenue from our mortgage banking activities declined by $348,000 as home refinancings slowed due to higher long-term interest rates.

Non-interest expense increased to $28,423,000 compared with $25,385,000 in 2005. This increase is primarily attributed to the costs of the Peoples acquisition and ongoing operational costs from adding the three locations in Mansfield, Mahomet, and Weldon. In addition, we began expensing stock options in 2006 per new accounting standards. This accounting change resulted in additional compensation expense of $178,000 being recorded in 2006. In previous years, this amount has been shown only in the footnotes to the financial statements.

Credit quality remains of high importance to banks and is an area where we invest significant energies. Our 2006 provision for loan losses amounted to $760,000 as compared to $1,091,000 for 2005. Our net charge-offs were $937,000 in 2006 as compared to $1,064,000 in 2005. Our net charge-offs continue to be below that of peer banks and reasonable given the size of our loan portfolio. Total non-performing assets were $5.1 million on December 31, 2006 as compared to $3.9 million on December 31, 2005 with the increase primarily due to the payment history for one commercial real estate borrower with whom we believe we are adequately collateralized.

During 2006, we repurchased 173,000 shares of our own stock in the open market and through privately negotiated transactions. Over the years, this program has proven to be an effective way of increasing value for our shareholders. Any shareholder who wishes to utilize this service should contact Christie L. Wright at (217) 258-0493.

At First Mid, we have worked hard to obtain and retain the trust and confidence of our shareholders, our customers, our communities, and our employees. Together, we continue to build an outstanding organization.

Thank you for your continued support.

Sincerely,

/s/ William S. Rowland
William S. Rowland
Chairman and Chief Executive Officer

January 30, 2007

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Dec 31	Dec 31
	2006	2005

Assets
Cash and due from banks	$20,266	$19,131
Federal funds sold and other interest-bearing deposits	1,570	426
Investment securities:
Available-for-sale, at fair value	184,266	155,841
Held-to-maturity, at amortized cost (estimated fair value of $1,346 and
$1,442 at December 31, 2006 and 2005, respectively	1,323	1,412
Loans	723,568	638,133
Less allowance for loan losses	(5,876)	(4,648)
Net loans	717,692	633,485
Premises and equipment, net	16,293	15,168
Goodwill, net	17,363	9,034
Intangible assets, net	5,148	2,778
Other assets	16,638	13,298
Total assets	$980,559	$850,573

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$121,405	$95,305
Interest bearing	649,190	553,764
Total deposits	770,595	649,069
Repurchase agreements with customers	66,693	67,380
Other borrowings	37,800	44,500
Junior subordinated debentures	20,620	10,310
Other liabilities	9,065	6,988
Total liabilities	904,773	778,247
Stockholders’ Equity:
Common stock ($4 par value; authorized18,000,000 shares; issued
5,701,924 shares in 2006 and 5,663,621 shares in 2005)	22,808	22,534
Additional paid-in capital	21,261	19,439
Retained earnings	68,625	60,867
Deferred compensation	2,629	2,440
Accumulated other comprehensive income (loss)	19	(739)
Treasury stock at cost, 1,414,179 shares in 2006 and 1,241,359
in 2005	(39,556)	(32,215)
Total stockholders’ equity	75,786	72,326
Total liabilities and stockholders’ equity	$980,559	$850,573

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)	(unaudited)
For the year ended December 31,	2006		2005

Interest income:
Interest and fees on loans	$46,988		$38,071
Interest on investment securities	8,261		6,184
Interest on federal funds sold & other deposits	307		325
Total interest income	55,556		44,580
Interest expense:
Interest on deposits	18,586		11,719
Interest on repurchase agreements with customers	2,411		1,496
Interest on other borrowings	2,400		643
Interest on subordinated debt	1,315		1,829
Total interest expense	24,712		15,687
Net interest income	30,844		28,893
Provision for loan losses	760		1,091
Net interest income after provision for loan losses	30,084		27,802
Non-interest income:
Trust revenues	2,489		2,356
Brokerage commissions	533		383
Insurance commissions	1,689		1,567
Services charges	5,308		4,719
Securities gains, net	164		373
Mortgage banking revenues	394		742
Other	2,803		2,378
Total non-interest income	13,380		12,518
Non-interest expense:
Salaries and employee benefits	15,418		13,310
Net occupancy and equipment expense	4,797		4,401
Amortization of intangible assets	761		568
Other	2,803		2,378
Total non-interest expense	28,423		25,385
Income before income taxes	15,041		14,935
Income taxes	5,032		5,128
Net income	$10,009		$9,807

Per Share Information	(unaudited	)
For the year ended December 31,	2006		2005
Basic earnings per share	$2.31		$2.22
Diluted earnings per share	$2.27		$2.16
Book value per share at December 31	$17.68		$16.47
Market price of stock at December 31	$40.80		$40.55

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)	(unaudited)
For the year ended December 31,	2006	2005

Balance at beginning of period	$72,326	$69,154
Net income	10,009	9,807
Dividends on stock	(2,251)	(2,199)
Issuance of stock	1,761	1,637
Purchase of treasury stock	(7,152)	(4,851)
Deferred compensation and other adjustments	335	140
Changes in accumulated other comprehensive income (loss)	758	(1,362)
Balance at end of period	$75,786	$72,326